Fresh Del Monte Produce Inc.
For information, contact:
Christine Cannella
Vice President Global Corporate Communications and Investor Relations
305-520-8433

FOR IMMEDIATE RELEASE

Fresh Del Monte Produce Inc. Announces Corrected Fourth Quarter 2018 Avocado Financial Performance

CORAL GABLES, Fla. - February 20, 2019 - Fresh Del Monte Produce Inc. (NYSE: FDP) today announced that it has corrected the Company's fourth quarter 2018 avocado financial performance. The information replaces the avocado financial performance contained in the Company's announcement titled Fourth Quarter and Full Year 2018 Financial Results dated February 19, 2019.

Fourth Quarter 2018 Business Segment Performance
Avocados - Net sales decreased 4% to $65.3 million. Volume increased 16%. Pricing decreased 18%. Unit cost was 28% lower.

About Fresh Del Monte Produce Inc.
Fresh Del Monte is one of the world’s leading vertically integrated producers, marketers and distributors of high-quality fresh and fresh-cut fruit and vegetables, as well as a leading producer and distributor of prepared food in Europe, Africa and the Middle East. Fresh Del Monte markets its products worldwide under the Del Monte® brand, a symbol of product innovation, quality, freshness and reliability for over 125 years. Fresh Del Monte Produce Inc. is not affiliated with certain other Del Monte companies around the world, including Del Monte Foods, Inc., the U.S. subsidiary of Del Monte Pacific Limited, Del Monte Canada, or Del Monte Asia Pte. Ltd.

Forward-looking Information
This press release contains certain forward-looking statements regarding the intents, beliefs or current expectations of the Company or its officers with respect to various matters. These forward-looking statements are based on information currently available to the Company and the Company assumes no obligation to update these statements. It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties. The Company's actual results may differ materially from those in the forward-looking statements as a result of various important factors, including those described under the caption “Key Information - Risk Factors” in Fresh Del Monte Produce Inc.'s Annual Report on Form 10-K for the year ended December 28, 2018, along with other reports that the Company has on file with the Securities and Exchange Commission.

Note to the Editor: This release and other press releases are available on the Company's web site, www.freshdelmonte.com.
# # #